CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our reports dated May 20, 2011, relating to the financial statements and financial highlights which appear in the March 31, 2011 Annual Reports to Shareholders of Columbia US Treasury Index Fund, Columbia Intermediate Bond Fund, Columbia Corporate Income Fund, Columbia Energy and Natural Resources Fund, Columbia Select Large Cap Growth Fund, Columbia Select Small Cap Fund, Columbia Value and Restructuring Fund, Columbia Emerging Markets Fund, Columbia Pacific/Asia Fund, and Columbia Bond Fund, which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings “Financial Highlights” and “Independent Registered Public Accounting Firm” in such Registration Statement.

/s/PricewaterhouseCoopers LLP

Boston, Massachusetts

July 29, 2011